Exhibit 10.1

RELEASE AND SETTLEMENT AGREEMENT

This RELEASE AND SETTLEMENT AGREEMENT ("Agreement"), dated as of September 22, 2009, is entered into among LoJack Equipment Ireland, Limited ("LoJack Ireland"), LoJack Corporation ("LoJack Corp."), LoJack Cyprus Limited a.k.a "AnJie China Holdings Limited" ("LoJack Cyprus") and LoJack Operating Company, L.P. (together, "LoJack Entities") and Kington Holdings Limited ("Kington"), Chinapac Limited ("Chinapac"), Pinpoint Vehicles Services Limited d.b.a. and a.k.a. "LoJack (HK)" ("PPVSL"), Pinpoint Vehicle Holdings Ltd. ("PPVHL"), The Location Group Ltd., The Location Company Limited, Global Team Services Ltd., Beijing LoJack Ki Electronic Technology Ltd. a.k.a. "Beijing LoJack Ki Company Ltd." ("LoJack Ki"), Beijing Tracker Technology, Ltd. ("Beijing Tracker"), Kington Beijing Technology Co. Ltd. ("Kington Beijing"), Michael Tang, Jonathan Lewis-Evans, Alexander Key and Martin Fairbairn (together, "Kington Entities").

                      WHEREAS, the LoJack Entities and the Kington Entities contemplated a stolen vehicle recovery business in the People’s Republic of China ("Mainland China Business");

                      WHEREAS, in November 2006, LoJack Ireland and Kington entered into a Technology License, Patent, Trademark and Supply Agreement for the Mainland China Business (the “License Agreement”);

                      WHEREAS, Kington and other Kington entities in conjunction with the License Agreement and the Mainland China Business actually or allegedly entered into the following agreements:

1.	Loan Agreement dated November 12, 2006, and an amendment thereto dated April 2, 2007 by and between LoJack Corp. and Chinapac ("Loan Agreement");

2.	Promissory Note in the amount of USD $750,000.00 dated November 12, 2006 from Kington as Borrower to LoJack Corp. ("Promissory Note");

3.	Secured Promissory Note in the amount of USD $750,000.00 dated November 12, 2006 from Chinapac as Borrower to LoJack Corp. ("Secured Promissory Note");

4.	Charge/Debenture dated November 12, 2006 between Chinapac as Borrower and LoJack Corp. as Lender ("Chinapac Charge/Debenture");

5.	Charge/Debenture dated November 12, 2006 (and allegedly reissued December 17, 2007) between PPVSL as Guarantor and LoJack Corp. as Lender ("PPVSL Charge/Debenture");

6.
Structure and Assets Pledge Letter dated November 12, 2006 from The Location Group Ltd., Global Team Services Ltd., The Location Company Limited, Chinapac, PPVHL, PPVSL and Kington to LoJack Corp. ("Pledge Letter");

7.	Warrant to Subscribe to Shares dated November 12, 2006 from Kington as the Company to LoJack as the Subscriber ("Warrant");

8.	Guarantee dated November 12, 2006 between PPVSL as Guarantor and LoJack Corp. as Lender ("PPVSL Guarantee");

9.	Consulting Agreements dated September 1, 2005 among Michael Tang, Jonathan Lewis-Evans, Alexander Key and LoJack Cyprus and LoJack Corp. ("Consulting Agreements");

10.
Settlement Agreement dated December 5, 2006 among LoJack Ireland, AnJie China Holdings Limited, LoJack Operating Company, L.P., Kington and Beijing LoJack Ki Company Ltd., among others ("DHCC Settlement Agreement"); and

11.	Agreement made on or about November 12, 2006 referenced in the Hong Kong Action defined below (together with the License Agreement, the "Parties' Agreements") ("November 12 Agreement").

                      WHEREAS, LoJack Ki was formed in part to hold the license for the Mainland China Business radio frequency and then was designated to serve certain operational functions for Kington in connection with the Mainland China Business;

                      WHEREAS, Beijing Tracker was formed in part to provide certain services in connection with the Mainland China Business;

                      WHEREAS, Kington Beijing was formed in part to provide certain services in connection with the Mainland China Business;

                      WHEREAS, disputes have arisen among the parties hereto concerning the Parties' Agreements;

                      WHEREAS, Chinapac and Kington collectively owe the sum of approximately USD $953,762.86 with further interest to accrue at a rate of USD $54.79 per diem through closing to LoJack Corp., which interest will be waived at Closing;

                      WHEREAS,  LoJack Ireland and Kington are parties to a certain arbitration proceeding before the International Centre for Dispute Resolution of the American Arbitration Association, bearing case No. 50 133 T 00433 07 (the "Arbitration") concerning the termination of the License Agreement;

                      WHEREAS, LoJack Ireland and Kington are also parties to a certain proceeding before the United States District Court for the District of Massachusetts bearing Docket No. 1:09-11014 ("Federal Action");

                      WHEREAS, LoJack Corp. and Kington are parties to a certain proceeding before the Norfolk Superior Court in Dedham, Massachusetts bearing Docket No. 08-1815 ("Norfolk Action");

                      WHEREAS, LoJack Ireland, LoJack Corp., Kington, Chinapac and PPVSL are named as parties to a certain proceeding filed with the High Court of the Hong Kong Special Administrative Region, Action No. 1702 of 2009 ("Hong Kong Action");

                      WHEREAS, the parties wish to and have agreed to resolve, compromise, adjust, dispose of and finally settle all pending and any other potential claims and disputes among themselves, including those arising under the Parties' Agreements and in the Arbitration, the Federal Action, the Norfolk Action and the Hong Kong Action subject to the terms hereof; and

                      WHEREAS, PPVSL and PPVHL conduct a business for the sale of LoJack and LoJack Ireland products in Hong Kong pursuant to a license agreement between LoJack International Corporation and Regency 2000, Ltd. (now known as PPVSL) dated June 21, 1999 ("Hong Kong Business");

                      NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1.
Closing.  The closing of the transactions contemplated hereby (the "Closing") will take place three (3) business days from the date of the last signature affixed to this Release and Settlement Agreement  or such other date as agreed to in writing by Kington and LoJack Ireland ("Closing Date").  At or prior to the Closing, all of the actions and payments required to be made pursuant to this Agreement specifically pursuant to Sections 2, 4(a), 5 and 6 shall have taken place and be fully effective.  Any such action or payment shall be ineffective and void, and subject to rescission, unless all such actions and payments shall have taken place and be fully effective.

2.
Actions Dismissed.  The Arbitration, Federal Action, Norfolk Action and Hong Kong Action (together, "Actions"), which the parties represent are the only actions between, among or against the Parties, shall be dismissed with prejudice, and the parties shall take all necessary steps to cause such dismissal of their respective claims, including filing mutually agreeable stipulations of dismissal.

The parties shall bear their own costs and attorneys' fees in connection with the above Actions and share equally the arbitrator's administrative costs and fees incurred in the Arbitration.

3.
Agreements Terminated. Effective as of the Closing Date following the satisfaction of all conditions to close contained in this Agreement, including pursuant to Sections 2, 4, 5 and 6 of this Agreement, the Loan Agreement, the Promissory Note, the Secured Promissory Note, the Chinapac Charge/Debenture, the PPVSL Guarantee, the Pledge Letter, the Warrant, the PPVSL Charge/Debenture, the Consulting Agreements, and the November 12, 2006 Agreement (together, the "Parties' Agreements") shall be deemed terminated and without any legal meaning or effect whatsoever as between the parties to this Release and Settlement Agreement.

4.	Return of Inventory and Equipment.

(a)
The Kington Entities shall convey, transfer, assign and deliver to LoJack Ireland all of the Kington Entities' right, title and interest in and to any and all system inventory and equipment acquired from a LoJack Entity or utilizing or incorporating LoJack patents or proprietary information ("Return"), provided however that, as a condition to Closing, the Return shall include only the inventory and equipment listed in Exhibit B under the heading "Available."  LoJack Ireland shall procure that its authorized representative at No. 7 Jiu Xian Qiao Bei Lu, Chao Yang Dist. Beijing collects the said inventory and equipment.

(b)
If, at the Closing, the Return shall not be complete, specifically with respect to the equipment listed in Exhibit B under the heading "Unavailable",the Kington Entities shall (i) pay at Closing to LoJack Ireland or its authorized representative the invoice price thereof; (ii) use all reasonable efforts to recover the same as soon as possible after Closing; (iii) transfer to LoJack Ireland all assets and rights, including all monies, received in respect of such inventory and equipment and hold inventory and equipment in trust for LoJack Ireland; (iv) not use the same for any purpose whatsoever; (v) not attempt to disassemble, copy, or reverse engineer the same; (vi) deliver the inventory and equipment to LoJack Ireland or its authorized representative at the address aforesaid against repayment of the invoice price thereof.

5.	Payment.

(a)
At Closing, LoJack Corp. shall pay Kington the sum of USD $9,125,000.00 and LoJack Ireland shall pay Kington the sum of USD $9,125,000.00 for a total, net of any and all deductions, of USD $18,250,000.

The payments shall be made by wire transfer to the IOLTA Account of Sally & Fitch LLP hereby designated by Kington and the payment shall be held, prior to closing, in escrow by a third-party Escrow Agent pursuant to an Escrow Agreement  and shall not be released by the Escrow Agent until after all other actions required to be taken pursuant to this Agreement, specifically pursuant to Section 2, 4(a) and 6, shall have taken place and be fully effective.

(b)
At Closing, LoJack Corp. shall deliver written documentation confirming the discharge and full forgiveness of any and all remaining balance of principal and interest due on (i) the Promissory Note in the original amount of USD $750,000.00 and (ii) the Secured Promissory Note in the original amount of USD $750,000.00.

6.
Releases.  The exchange among the parties of the consideration provided for herein shall constitute a full and final resolution of all disputes among them including any and all Claims based on any event or matter occurring on or before the effectiveness of these Releases, including, without limitation, any and all Claims based upon, arising out of, or related to or by reason of the Parties' Agreements and any of the transactions contemplated thereby, the subject matters of the Actions and the Hong Kong Business.  The Kington Entities hereby further agree to release any and all Claims based upon any event or matter occurring after the effectiveness of the Releases arising out of, related to, or by reason of the delivery by LoJack Ireland of alternative product(s) for the Hong Kong Business and the Kington Entities’ non-participation in and lack of access to the GTAC database.  At the Closing, the parties shall deliver executed copies of the releases attached as Exhibit A, which are part and parcel to this Agreement.

7.
Standstill.  Each of the Kington Entities agrees for a period of three (3) years commencing on the date hereof, not to, directly or indirectly, unless specifically requested to do so in advance by the Chief Executive Officer or board of directors of LoJack Corp. or except as expressly agreed to in writing by the parties:  (a) effect or seek, offer or propose publicly to effect, or publicly announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of LoJack Corp. or any of its affiliates, (ii) any tender or exchange offer, consolidation, business combination, acquisition, merger, joint venture or other business combination involving LoJack Corp., any of its affiliates or any of the assets of LoJack Corp. or its affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to LoJack Corp. or any of its affiliates, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote any voting securities of LoJack Corp. or any of its affiliates or consents to any action from any holder of any voting securities of LoJack Corp. or any of its affiliates or seek to advise or influence any Person with respect to the voting of or the granting of any consent with respect to any voting securities of LoJack Corp.; (b) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended) in connection with the voting securities of LoJack Corp. or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, board of directors or policies of LoJack Corp. or to obtain representation on the board of directors of LoJack Corp.; (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing; (e) request that LoJack Corp. or any of its Representatives amend or waive any provision of this paragraph, or make any public announcement with respect to the restrictions of this paragraph, or take any action which would reasonably be expected to require LoJack Corp. make a public announcement regarding the possibility of a business combination or merger; or (f) advise, assist or encourage, or direct any person to advise, assist or encourage any other persons, in connection with any of the foregoing.  “Person” shall be broadly interpreted to include, without limitation, the media and any individual, corporation, company, partnership, limited liability company, or other entity or group.  As used in this Agreement, the term “affiliate” shall mean any other Person that directly, or indirectly through one or more intermediates, controls, is controlled by, or is under common control with, such Person.  “Representatives” shall mean, collectively, a party’s directors, officers, affiliates, employees, agents, representatives, accountants, financial, legal and other advisors, or potential debt or equity financing sources.

8.	Representations. The Kington Entities represent as follows as of the date hereof and through the Closing:

(a)	There are no third-party outstanding judgment, order, writ, injunction, settlement, decree, litigation, claims, actions, suits, charges, complaints, arbitrations, proceedings or governmental investigations, pending or threatened against the Kington Entities, any of their subsidiaries, respective directors, officers or employees in their respective capacities as such, arising out of, resulting from and/or in connection in any matter whatsoever with the Kington Entities' (1) establishment and operation of the Mainland China system, (2) sale and installation of any products for the Mainland China business, (3) conduct of the Mainland China Business, and (4) the Parties' Agreements.

(b)	Other than with respect to the Hong Kong Business, the Kington Entities have had no communications with, and have received no information from, employees of the LoJack Entities other than Richard Riley and Ronald Waters since the commencement of the Arbitration and otherwise have had no access to confidential information of the LoJack Entities outside the scope of discovery in the Arbitration.

9.
Governing Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreement to the laws of another jurisdiction.

10.
Specific Performance.  The parties acknowledge and agree that they would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated by monetary damages alone.  Accordingly, the parties agree that, in addition to any other right or remedy to which a non-breaching party may be entitled, at law or in equity, he, she, or it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, interim, conservatory, and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without the necessity of proving actual damages or the fact that monetary damages may not adequately provide reparation for any injury, without posting any bond or other undertaking, and the party against which such relief is sought will waive the defense in any action for specific performance or other equitable relief that a remedy at law would be adequate.

11.
Interpretation.  This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisors of their own choosing.  It is the intention of the parties that neither party shall be considered the drafter hereof, that this Agreement not be construed more strictly with regard to one party than to any other, and that no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of any authorship of any provisions of this Agreement.

12.
Merger; Changes.  This Agreement and the Releases (a form of which is attached as Exhibit A hereto) supersedes any prior understandings and all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the Agreement between the parties with respect to its subject matter.  There are no understandings or agreements, oral or otherwise, in relation thereto, between or among the parties except as expressly set forth in this Agreement and the Releases.  The terms and conditions of this Agreement cannot be changed or modified in any respect except in a written instrument that is signed by the party against whom the change or modification is to be enforced.

13.
Confidentiality.  Neither the Kington Entities nor their attorneys, agents or employees acting on their behalf will, except to the extent required by applicable law or regulation, issue a press release, hold a press conference, make affirmative statements to the media, or otherwise discuss with or disclose to a third party the negotiation or the terms of this Agreement other than to refer to the public filings of LoJack Corp. with the U.S. Securities Exchange Commission.  All parties hereto confirm and acknowledge that they remain bound by the Stipulated Protective Order entered in the Arbitration and the Norfolk Action and that each of these Stipulated Protective Orders remain in full force and effect and that the obligations thereunder shall survive the execution and performance of this Release and Settlement Agreement.

14.
Non-Disparagement.   The parties (on behalf of themselves and the Releasing and Released Parties as defined in the Releases) hereby mutually agree not to publicly criticize, cast in a negative light, denigrate or disparage each other and the Releasing and Released Parties.

15.
No Admission or Waiver.  Nothing herein is intended, nor shall be construed as, or offered or received into evidence as, an explicit or implicit admission of liability or finding of wrongdoing by any of the parties. The parties agree that this Agreement is made and entered into to resolve disputed claims and solely for the purpose of avoiding the burden and expense of continued and potential legal proceedings based on pending and any other potential claims among the parties, which are dismissed or released by this Agreement.

16.
Costs.  Except as provided in Section 18(f), below, each of the parties shall bear its own costs related to the negotiation and performance of this Agreement and the settlement and other transactions contemplated hereby, including the payment of applicable taxes and attorneys' fees.

17.	Cooperation. The parties shall cooperate after the Closing to the extent administrative steps need to be performed to give effect to this Agreement and the settlement documented therein.

18.
Arbitration.  Any dispute controversy or claim arising out of, relating to or in connection with this Agreement (including any schedule or exhibit hereto) or the breach, termination or validity thereof ("Dispute") shall be finally settled by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association ("AAA") then in effect (the "Rules"), except as modified herein.

(a)	Venue. The arbitration shall be held in Boston, Massachusetts. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language.

(b)
Tribunal Appointment. There shall be three arbitrators of whom the LoJack Entities and the Kington Entities shall each select one.  The claimant(s) shall name its arbitrator in its notice of arbitration.  The respondent(s) shall name its arbitrator in its statement of defense.  The two arbitrators so appointed shall select a third arbitrator to serve as presiding arbitrator, such selection to be made within fifteen (15) days of the selection of the second arbitrator.  If any arbitrator is not appointed within the time limits set forth herein, such arbitrator(s) shall be appointed by the AAA in accordance with the Rules and the procedures set forth herein.

(c)
Timetable.  The hearing shall be held, if practicable, no later than three months after the appointment of the third arbitrator.  The award shall be rendered within forty-five days of the close of the hearing. The arbitral tribunal may extend any time period contained herein on the request of any party or for good cause shown.

(d)
Arbitration Law.  Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. and the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

(e)
Award.  The award shall be in writing and shall state the findings of fact and conclusions of law on which it is based.  The award shall be final and binding upon the Parties and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, or issues presented to the arbitral tribunal.  The award may be in terms of injunctive relief, specific performance or monetary damages, as the arbitral tribunal determines.  Judgment upon any award may be entered and enforced in any court having jurisdiction thereof.

(f)	Costs. The prevailing party, as determined by the arbitral tribunal, shall be entitled to recover its costs and reasonable attorneys' fees from the non-prevailing party.

(g)	Provisional Measures. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies or modify or vacate any temporary or preliminary relief issued by a national court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect.

19.
Authorization, Consent.  The parties acknowledge and agree that in deciding to execute this Agreement each has relied entirely upon their own respective judgment and has entered into the Agreement in the exercise of such judgment in the absence of duress or coercion.  Each party represents that: (i) such party has full corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated herein, (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by all necessary corporate proceedings of such party, and no other corporate proceedings on the part of such party are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) neither the execution and delivery by such party of this Agreement nor the consummation by such party of the transactions contemplated hereby will (x) conflict with or result in a breach of any provision of the certificate of incorporation, by-laws, or other governing documents of such party, or (y) (A) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any court or governmental authority applicable to such party, or (B) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority.

20.	Survival. All of the representations, covenants and agreements of the parties contained in this Agreement contemplating performance after the Closing shall survive the Closing.

21.
Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions completed hereby is not asffected in any matter materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

22.
Successors, Assigns and Miscellaneous.  This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.  This Agreement may not be assigned by any of the parties hereto without the prior consent of the other parties hereto.  This Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same Agreement.

23.
Notices.  All notices which any party may be required or desire to give to any other party shall be in writing and shall be given by personal service, registered mail, certified mail (or its equivalent), facsimile or courier to the other party at its respective address set forth below.

(a)	if to any Kington Entity:

Sally & Fitch LLP One Beacon Street Boston, Massachusetts 02108 Attention: Jonathan W. Fitch Fax: (617) 542-1542

(b)	if to any LoJack Entity:

Law Offices of Robert W. Harrington One Washington Mall Boston, Massachusetts 02108 Attention: Rachel H. Prindle Fax: (617) 248-9885

and:

Skadden, Arps, Slate, Meagher & Flom, LLP Four Times Square New York, New York 10036 Attention: Julie Bédard Fax: (212) 735-2000

A party may change its address or addresses set forth above by giving the other party notice of the change in accordance with the provisions of this Section.

IN WITNESS WHEREOF, this Release and Settlement Agreement has been duly signed on behalf of each of the parties hereto as follows:

LOJACK CORPORATION By: /s/ Ronald V. Waters Name: Ronald V. Waters Title: President and Chief Executive Officer Dated: September 22, 2009	KINGTON HOLDINGS LIMITED By: /s/ Michael Tang Name: Michael Tang Title: Director Dated: September 22, 2009
LOJACK EQUIPMENT IRELAND, LIMITED By: /s/ Richard T. Riley Name: Richard T. Riley Title: Director Dated: September 22, 2009	CHINAPAC LIMITED By: /s/ Jonathan Philip Lewis-Evans Name: Jonathan Philip Lewis-Evans Title: Director Dated: September 22, 2009
BEIJING TRACKER TECHNOLOGY, LTD. By: /s/ Alexander John Key Name: Alexander John Key Title: Legal Representative Dated: September 22, 2009	KINGTON BEIJING TECHNOLOGY CO. LTD. By: /s/ Alexander John Key Name: Alexander John Key Title: Legal Representative Dated: September 22, 2009
THE LOCATION COMPANY LIMITED By: /s/ Jonathan Philip Lewis-Evans Name: Jonathan Philip Lewis-Evans Title: Director Dated: September 22, 2009	THE LOCATION GROUP LTD. By: /s/ Jonathan Philip Lewis-Evans Name: Jonathan Philip Lewis-Evans Title: Director Dated: September 22, 2009
GLOBAL TEAM SERVICES LTD. By: /s/ Martin Fairbairn Name: Martin Fairbairn Title: Chairman Dated: September 22, 2009	PINPOINT VEHICLE HOLDINGS LTD. By: /s/ Michael Tang Name: Michael Tang Title: Director Dated: September 22, 2009

BEIJING LOJACK KI ELECTRONIC TECHNOLOGY LTD. By: /s/ Michael Tang Name: Michael Tang Title: Legal Representative Dated: September 22, 2009	PINPOINT VEHICLE SERVICES LIMITED By: /s/ Michael Tang Name: Michael Tang Title: Director Dated: September 22, 2009
LOJACK CYPRUS LIMITED By: /s/ Richard T. Riley Name: Richard T. Riley Title: Chief Executive Officer Dated: September 22, 2009	LOJACK OPERATING COMPANY, L.P. By: LoJack Corporation Its: General Partner By: /s/ Ronald V. Waters Name: Ronald V. Waters Title: President and Chief Executive Officer Dated: September 22, 2009
MICHAEL TANG /s/ Michael Tang Title: Director Dated: September 22, 2009	JONATHAN LEWIS-EVANS /s/ Jonathan Philip Lewis-Evans Title: Director Dated: September 22, 2009
ALEXANDER KEY /s/ Alexander John Key Title: Legal Representative Dated: September 22, 2009	MARTIN FAIRBAIRN /s/ Martin Fairbairn Title: Chairman Dated: September 22, 2009

Exhibit A- RELEASES

These Releases, dated as of September __, 2009, are entered into among LoJack Equipment Ireland, Limited ("LoJack Ireland"), LoJack Corporation ("LoJack Corp."), LoJack Cyprus Limited a.k.a "AnJie China Holdings Limited" ("LoJack Cyprus") and LoJack Operating Company, L.P. (together, "LoJack Entities") and Kington Holdings Limited ("Kington"), Chinapac Limited ("Chinapac"), Pinpoint Vehicles Services Limited d.b.a. and a.k.a. "LoJack (HK)" ("PPVSL"), Pinpoint Vehicle Holdings Ltd. ("PPVHL"), The Location Group Ltd., The Location Company Limited, Global Team Services Ltd., Beijing LoJack Ki Electronic Technology Ltd. a.k.a. "Beijing LoJack Ki Company Ltd." ("LoJack Ki"), Beijing Tracker Technology, Ltd. ("Beijing Tracker"), Kington Beijing Technology Co. Ltd. ("Kington Beijing"), Michael Tang, Jonathan Lewis-Evans, Alexander Key and Martin Fairbairn (together, "Kington Entities").

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed hereto in that certain Release and Settlement Agreement, dated as of September 22, 2009 among the parties listed therein.

These Releases shall become effective upon Closing as set forth in the Agreement.

The LoJack Entities, on their own behalf and on behalf of their present, former and future parents, divisions, subsidiaries, affiliates, associates, representatives, predecessors, successors, owners, and assigns, and their and their present, former or future directors, agents, partners, principals, officers, employees, trustees, insurers, and reinsurers, stockholders, representatives or any of them, and their attorneys and all persons acting by, through, under or in concert with them or any of them, and any party acting on their behalf, whether by operation of law or statute (together, the "LoJack Releasing Entities") hereby release absolutely and forever discharge and covenant not to sue the Kington Entities and their present, former and future parents, divisions, subsidiaries, affiliates, associates, representatives, predecessors, successors, owners, and assigns, and their present, former or future directors, agents, partners, principals, officers, employees, trustees, insurers, and reinsurers, stockholders, representatives or any of them, and their attorneys and all persons acting by, through, under or in concert with them or any of them, and any party acting on their behalf, whether by operation of law or statute (the "Kington Released Entities") from any and all claims, charges, demands, liabilities, obligations, damages, actions, claims in equity, rights, attorneys' fees and expenses and causes of action of every kind and nature whatsoever, whether or not known or suspected at this time, whether fixed or contingent, whether anticipated or unanticipated, liquidated or unliquidated (collectively, "Claims"), which the LoJack Releasing Entities have, ever had, owned or held or hereafter can, shall or may have against the Kington Released Entities based on any event or matters occurring on or before the effectiveness of these Releases, including, without limitation, any and all Claims based upon, arising out of, or related to or by reason of the Parties' Agreements and any of the transactions contemplated thereby, the subject matters of the Actions and any and all aspects of the Hong Kong business through and including the date of Closing.

       The Kington Entities, on their own behalf and on behalf of their present, former and future parents, divisions, subsidiaries, affiliates, associates, representatives, predecessors,

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successors, owners, and assigns, and their and their present, former or future directors, agents, partners, principals, officers, employees, trustees, insurers, and reinsurers, stockholders, representatives or any of them, and their attorneys and all persons acting by, through, under or in concert with them or any of them, and any party acting on their behalf, whether by operation of law or statute (together, the "Kington Releasing Entities") release absolutely and forever discharge and covenant not to sue the LoJack Entities and their present, former and future parents, divisions, subsidiaries, affiliates, associates, representatives, predecessors, successors, owners, and assigns, and their present, former or future directors, agents, partners, principals, officers, employees, trustees, insurers, and reinsurers, stockholders, representatives or any of them, and their attorneys and all persons acting by, through, under or in concert with them or any of them, and any party acting on their behalf, whether by operation of law or statute (collectively, the "LoJack Released Entities") from any and all Claims, which the Kington Releasing Entities have, ever had, owned or held or hereafter can, shall or may have against the LoJack Released Entities based on any event or matter occurring on or before the effectiveness of these Releases, including, without limitation, any and all Claims based upon, arising out of, or related to or by reason of the Parties' Agreements and any of the transactions contemplated thereby, the subject matters of the Actions and any and all aspects of the Hong Kong business through and including the date of Closing, including, but not limited to, the supply of LoJack and/or LoJack Ireland equipment or infrastructure to the Hong Kong Business and specifically any claims that have arisen or may arise in connection with a certain purchase order No. LJPP0006067 issued to LoJack Ireland dated June 17, 2009.  The Kington Entities hereby further agree to release any and all Claims based upon any event or matter occurring after the effectiveness of the Releases arising out of, related to, or by reason of the delivery by LoJack Ireland of alternative product(s) for the Hong Kong Business and the Kington Entities’ non-participation in and lack of access to the GTAC database.

It is further expressly understood that the foregoing Releases are neither intended to, nor do, waive the right of any party to enforce the terms of the Agreement.

        IN WITNESS WHEREOF, these Releases have been duly signed on behalf of each of the parties hereto as follows:

LOJACK CORPORATION By: ________________________________ Name: Title: Dated:	KINGTON HOLDINGS LIMITED By: ______________________ Name: Title: Dated:
LOJACK EQUIPMENT IRELAND, LIMITED By: ________________________________ Name: Title: Dated:	CHINAPAC LIMITED By: __________________________ Name: Title: Dated:

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BEIJING TRACKER TECHNOLOGY, LTD. By: _______________________ Name: Title: Dated:	KINGTON BEIJING TECHNOLOGY CO. LTD. By: _____________________ Name: Title: Dated:
THE LOCATION COMPANY LIMITED By: __________________________ Name: Title: Dated:	THE LOCATION GROUP LTD. By: __________________________ Name: Title: Dated:
GLOBAL TEAM SERVICES LTD. By: _______________________ Name: Title: Dated:	PINPOINT VEHICLE HOLDINGS LTD. By: ____________________ Name: Title: Dated:
BEIJING LOJACK KI ELECTRONIC TECHNOLOGY LTD. By: ____________________ Name: Title: Dated:	PINPOINT VEHICLE SERVICES LIMITED By: _____________________ Name: Title: Dated:
LOJACK CYPRUS LIMITED By: ______________________ Name: Title: Dated: Septe	LOJACK OPERATING COMPANY, L.P. By: _________________________________ Name: Title: Dated:
MICHAEL TANG ________________________ Title: Dated:	JONATHAN LEWIS-EVANS ________________________ Title: Dated:
ALEXANDER KEY ________________________ Title: Dated:	MARTIN FAIRBAIRN _________________________ Title: Dated:

3

EXHIBIT B

LOJACK EQUIPMENT
FOR COLLECTION – 9/18/09

#	Item	Invoice X-ref	QTY received	QTY to be returned	Available	Unavailable	Value of Unavailable Items
1	Remote Transciever Unit (RTU) w/Uplink Receiver	PRCHINA000001	2	2	2	0	$ -
2	Vehicle Tracking Unit (VTUIII) w/antenna	PRCHINA000001	2	2	2	0	$ -
3	Listening Post Unit (LP0)	PRCHINA000001	2	2	2	0	$ -
4	Listening Post Unit (LP0)	PRCHINA000002	3	3	3	0	$ -
5	Vehicle Tracking Unit (VTU3)	PRCHINA000003	5	5	5	0	$ -
6	Vehicle Location Unit (VLU5N) Part # 4700-4901-22	PRCHINA000004PF	600	600	600	0	$ -
7	Vehicle Tracking Unit 3 (VTU3) Part # 4105-0001-10	PRCHINA000005	10	10	10	0	$ -
8	Vehicle Tracking Unit 3 (VTU3) Antenna Part # 4105 0001 10	PRCHINA000005	7	7	7	0	$ -
9	Listening Post (LP0) Part # 4201-0001-22	PRCHINA000005	7	7	5	2	$ 1,800.00
10	Remote Transciever Units (RTU) Part # 4001-0018-00	PRCHINA000005	3	3	3	0	$ -
11	Remote Transciever Units (RTU) Antenna Part # FG1623	PRCHINA000005	3	3	3	0	$ -
12	Magnetic Mount Antennas & Cabling for Fixed Vehicle Tracking Units (Scissor Mount Antennas) Part # 0100-0056-00	PRCHINA000005	3	3	3	0	$ -
13	Hard Mount Antennas for VTU3 (Fixed VTU3 Antennas) Part # D165-4NPTMLB & CL4NFBM66F-4	PRCHINA000005	10	10	10	0	$ -
14	Vehicle Utility Transciever (VUT) Part # 4321 0001-00	PRCHINA000005	14	14	14	0	$ -
15	Portable RTU (Demonstration Equipment)	Uninvoiced	1	1	1	0	$ -
16	Portable VTC (Demonstration Equipment)	Uninvoiced	1	1	1	0	$ -
17	Packet Decoder (Demonstration Equipment)	Uninvoiced	1	1	1	0	$ -
18	VLU III (Demonstration Equipment)	Uninvoiced	3	3	3	0	$ -
19	Dell Optiplex Computer (Demonstration Equipment)	Uninvoiced	1	1	1	0	$ -
20	Vehicle Tracking Unit 3 (VTU3) (Demonstration Equipment)	Uninvoiced	2	2	2	0	$ -
21	Magnetic Mount (Demonstration Equipment)	Uninvoiced	1	1	1	0	$ -
22	Vehicle Location Unit (VLU5N) (Type Approval)	Uninvoiced	10	10	5	5	$ 640.00
23	Vehicle Location Unit (VLU5EW2) (Type Approval)	Uninvoiced	10	10	9	1	$ 178.00

	Total						$ 2,618.00